EXHIBIT 4.34
Clifford Chance     31 October 2025
    EXECUTION VERSION

Northern Powergrid (Northeast) PLC £1,000,000,000 Euro Medium Term Note Programme £250,000,000 5.375 per cent. Fixed Rate Notes Due 2037
SUBSCRIPTION AGREEMENT

1.	Interpretation	2
2.	Issue of the Notes	3
3.	Additional Representations and Warranties and Undertakings	4
4.	Fees and Expenses	4
5.	Closing	5
6.	Survival	6
7.	Time	6
8.	Notices	7
9.	Governing Law and Jurisdiction	7
10.	Counterparts	7
11.	Rights of Third Parties	8
Schedule 1 Underwriting Commitments		1

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THIS AGREEMENT is made on 31 October 2025
BETWEEN:
(1)Northern Powergrid (Northeast) plc ("the Issuer");
(2)RBC Europe Limited ("RBC"); and
(3)Barclays Bank PLC, HSBC Bank plc and Lloyds Bank Corporate Markets plc (together with RBC, the "Lead Managers").
WHEREAS:
(A)The Issuer has established a Euro Medium Term Note Programme (the "Programme") in connection with which it has entered into dealer agreement 21 March 2025 (the "Dealer Agreement").
(B)Pursuant to the Dealer Agreement, the Issuer is entitled to sell Notes (as defined in the Dealer Agreement) issued under the Programme to institutions who become Dealers in relation to a particular Tranche of Notes only. Each of the Lead Managers is either a Dealer in relation to the Programme or has agreed to become a Dealer in relation to the Notes (as defined below) pursuant to the provisions of this Agreement.
(C)The Issuer proposes to issue £250,000,000 5.375 per cent. Notes due 2037 (the "Notes") and the Lead Managers wish to subscribe such Notes.
IT IS AGREED as follows:
1.INTERPRETATION
1.1Relevant Agreement
This Agreement is a "Relevant Agreement" as that term is defined in the Dealer Agreement and each of the Lead Managers is a Dealer on the terms set out in the Dealer Agreement, save as expressly modified herein. This Agreement is supplemental to, and should be read and construed in conjunction with, the Dealer Agreement.
1.2The Notes
The Notes are issued under the Programme and accordingly are Notes as defined in and for the purposes of the Dealer Agreement, the Trust Deed, and the Agency Agreement.
1.3Defined terms and construction

All terms and expressions which have defined meanings in the Dealer Agreement shall have the same meanings in this Agreement except where the context requires otherwise or unless otherwise stated. In the event of any conflict or inconsistency between the provisions of this Agreement and the Dealer Agreement, the provisions of this Agreement shall apply. The provisions of clauses 1.2 (Clauses and Schedules) to 1.5 (Headings) of the Dealer Agreement shall apply to this Agreement mutatis mutandis.

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2.ISSUE OF THE NOTES
2.1Pricing Supplement
The Issuer confirms that it has approved the pricing supplement (the "Pricing Supplement") dated 31 October 2025 in connection with the issue of the Notes and confirms that the Pricing Supplement is an authorised document for the purposes of clause 9 (Authority to Distribute Documents) of the Dealer Agreement.
2.2Undertaking to issue
The Issuer undertakes to the Lead Managers that, subject to and in accordance with the provisions of this Agreement, the Notes will be issued on 4 November 2025 (the "Issue Date"), in accordance with this Agreement, the Trust Deed and the Agency Agreement.
2.3Undertaking to subscribe
The Lead Managers undertake to the Issuer that, subject to and in accordance with the provisions of this Agreement, they will subscribe and pay for the Notes on the Issue Date at 99.774 per cent. of the aggregate principal amount of the Notes (the "Issue Price") plus (if the Issue Date is postponed in accordance with Clause 5.2 (Postponed closing)) any accrued interest in respect thereof. The obligations of the Lead Managers under this Clause
2.3 are joint and several.
2.4Fixed price re-offering
Each Lead Manager represents, warrants and agrees that, prior to being notified by RBC that the Notes are free to trade, it has not offered or sold and will not offer or sell (and has procured and will procure that none of its subsidiaries or affiliates offers or sells) any Notes at a price less than the offered price set by RBC.
2.5Agreement among Lead Managers
2.5.1The execution of this Agreement on behalf of all parties hereto will constitute acceptance by each Lead Manager of the ICMA Agreement Among Managers Version 1 subject to any amendment notified to such Lead Manager in writing at any time prior to the execution of this Agreement. References in the Agreement Among Managers to the "Lead Manager" shall mean each Lead Manager, references to the Settlement Lead Manager shall mean RBC, and references to the Stabilisation Coordinator and Stabilisation Manager shall mean RBC.
2.5.2As among the Lead Managers only, and without prejudice to their obligations under Clause 2.3 (Undertaking to subscribe), the Lead Managers agree to subscribe to the Notes in the amounts set out in Schedule 1 (Underwriting Commitments).
2.6UK MiFIR product governance
2.6.1Solely for the purposes of the requirements of 3.2.7R of the FCA Handbook Product Intervention and Product Governance Sourcebook (the "UK MiFIR Product

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Governance Rules") regarding the mutual responsibilities of manufacturers under the UK MiFIR Product Governance Rules:
(a)each of the Lead Managers (each a "UK Manufacturer" and together "the UK Manufacturers") acknowledges to each other UK Manufacturer that it understands the responsibilities conferred upon it under the UK MiFIR Product Governance Rules relating to each of the product approval process, the target market and the proposed distribution channels as applying to the Notes and the related information set out in the Pricing Supplement in connection with the Notes; and
(b)the Issuer notes the application of the UK MiFIR Product Governance Rules and acknowledge the target market and distribution channels identified as applying to the Notes by the UK Manufacturers and the related information set out in the Pricing Supplement in connection with the Notes.
2.7Stabilisation
The parties hereto confirm the appointment of RBC as the central point responsible for public disclosure of stabilisation and handling any FCA requests, in each case, in accordance with Article 6(5) of the UK FCA Stabilisation Binding Technical Standards.
3.ADDITIONAL REPRESENTATIONS AND WARRANTIES AND UNDERTAKINGS
3.1Investor Presentations: any presentation materials (whether physical or virtual) used by the Issuer in connection with the offering of the Notes (the "Investor Presentations") were, on each date when used, true and accurate in all material respects and were not misleading in any material respect; any statements, opinions, predictions or intentions expressed in the Investor Presentations were honestly held or made and were not misleading in any material respect.
4.FEES AND EXPENSES
4.1Combined management and underwriting commission
The Issuer shall, on the Issue Date, pay to the Lead Managers a combined management and underwriting commission of 0.40 per cent. of the aggregate principal amount of the Notes, split equally among the Lead Managers. Such commission shall be deducted from the Issue Price.
4.2Management expenses

The Issuer shall reimburse the Lead Managers on demand for all legal fees and expenses and any travelling, communication, courier, postage and other out-of-pocket expenses incurred by it in connection with the management of the issue of the Notes. Any amount due to the Lead Managers under this Clause 4.2 may be deducted from the Issue Price.

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5.CLOSING
5.1Closing
Subject to Clause 5.3 (Conditions precedent), the closing of the issue shall take place on the Issue Date, whereupon:
5.1.1Global Registered Note: the Issuer shall:
(a)Registration: cause the Notes to be registered in the name of a nominee for a common depositary designated for the purpose by Euroclear and Clearstream, Luxembourg for credit on the Issue Date to the accounts of Euroclear and Clearstream, Luxembourg with such common depositary; and
(b)Delivery: deliver the Global Registered Note, duly executed on behalf of the Issuer and authenticated, in accordance with the Agency Agreement and the Trust Deed, to such common depositary; and
5.1.2Payment of net issue proceeds: against such registration and delivery and upon the Notes initially represented by the Global Registered Note being credited to the Commissionaire Account (as defined below) as provided in sub-clause 5.1.3 below, the Lead Managers shall procure the payment of the net proceeds of the issue of the Notes (namely the Issue Price less the fees and expenses that are to be deducted pursuant to Clause 4 (Fees and Expenses)) (the "Net Proceeds") into the Commissionaire Account and promptly thereafter to the Issuer by credit transfer in Sterling for same day value to such account as the Issuer has designated to the Lead Managers.
5.1.3Settlement: RBC or such other Lead Manager as the Lead Managers may agree to settle the Notes (the "Settlement Bank") acknowledges that the Notes initially represented by the Global Registered Note will initially be credited to an account with Euroclear Bank SA/NV or Clearstream, Luxembourg (the "Commissionaire Account") for the benefit of the Settlement Bank the terms of which include a third-party beneficiary clause ("stipulation pour autrui") with the Issuer as the third-party beneficiary and provide that such Notes are to be delivered to others only against payment of the Net Proceeds into the Commissionaire Account on a delivery against payment basis. The Settlement Bank acknowledges that (i) the Notes initially represented by the relevant Global Registered Note shall be held to the order of the Issuer as set out above and (ii) the Net Proceeds received in the Commissionaire Account will be held on behalf of the Issuer until such time as they are transferred to the Issuer's order. The Settlement Bank undertakes that the Net Proceeds will be transferred to the Issuer's order promptly following receipt of such monies in the Commissionaire Account.

The Issuer acknowledges and accepts the benefit of the third-party beneficiary clause ("stipulation pour autrui") pursuant to the Luxembourg Civil Code in respect of the Commissionaire Account.

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5.2Postponed closing
The Issuer and the Lead Managers may agree to postpone the Issue Date to another date not later than 18 November 2025, whereupon all references herein to the Issue Date shall be construed as being to that later date.
5.3Conditions precedent
The Lead Managers shall only be under obligation to subscribe and pay for the Notes if the conditions precedent set out in clause 3.1 (Conditions precedent to first issue of Notes) and clause 3.2 (Conditions precedent to any issue of Notes) of the Dealer Agreement have been satisfied including, without prejudice to the foregoing, the receipt by the Lead Managers on the Issue Date of the following:
5.3.1Legal opinions: pursuant to sub-clause 3.2.10 (Legal opinions and comfort letters, etc.) of the Dealer Agreement, a legal opinion dated the Issue Date and addressed to the Lead Managers from Clifford Chance LLP;
5.3.2Closing certificate: pursuant to sub-clause 3.2.8 (Certificate) of the Dealer Agreement, a closing certificate relating to the Issuer dated the Issue Date, addressed to the Lead Managers and signed by a director or other equivalent senior officer on behalf of the Issuer; and
5.3.3Comfort letters: pursuant to sub-clause 3.2.10 (Legal Opinions and Comfort Letters, etc.) of the Dealer Agreement, comfort letters dated the date of this Agreement and the Issue Date and addressed to the Lead Managers from Deloitte LLP.
6.SURVIVAL
The provisions of this Agreement shall continue in full force and effect notwithstanding the completion of the arrangements set out herein for the issue of the Notes and regardless of any investigation by any party hereto.
7.TIME

Any date or period specified herein may be postponed or extended by mutual agreement among the parties but, as regards any date or period originally fixed or so postponed or extended, time shall be of the essence.

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8.NOTICES
Any notification hereunder to the Issuer shall be made in accordance with the provisions of clause 12 (Notices) of the Dealer Agreement and, in the case of notification to the Lead Managers, by email or in writing at:
Barclays Bank PLC
1 Churchill Place London E14 5HP United Kingdom
Email:    LeadManagedBondNotices@barclayscorp.com Attention: Debt Syndicate
HSBC Bank plc 8 Canada Square London E14 5HQ United Kingdom
Email:    transaction.management@hsbcib.com Attention:    Head of DCM Legal
Lloyds Bank Corporate Markets plc
33 Old Broad Street London EC2N 1HZ United Kingdom
Email:    CB-MarketsFinancing-BondSyndicate@LloydsBanking.com Attention:    Bond Syndicate
RBC Europe Limited
100 Bishopsgate London EC2N 4AA United Kingdom
Email:    tmguk@rbccm.com Attention:     New Issues Syndicate Desk
9.GOVERNING LAW AND JURISDICTION
This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law. The provisions of clause 16 (Law and Jurisdiction) of the Dealer Agreement shall be deemed to be incorporated by reference into this Agreement mutatis mutandis.
10.COUNTERPARTS

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original. Any party may enter into this Agreement by signing any such counterpart.

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11.RIGHTS OF THIRD PARTIES
A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.
AS WITNESS the hands of the duly authorised representatives of the parties hereto the day and year first before written.

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The Issuer
For and on behalf of
Northern Powergrid (Northeast) plc
by:	/s/ Owen Sutherland
Owen Sutherland

[Signature Page to NPG Northeast Subscription Agreement]

The Lead Managers
For and on behalf of
BARCLAYS BANK PLC
by:	/s/ Annie Carpenter
Annie Carpenter, Authorised Signatory

For and on behalf of
HSBC BANK PLC
by:	/s/ Elizabeth A Newton
Elizabeth A Newton, Authorised Signatory

For and on behalf of
LLOYDS BANK CORPORATE MARKETS PLC
by:	/s/ Peter Green
Peter Green, Authorised Signatory

For and on behalf of
RBC EUROPE LIMITED
by:	/s/ Ivan Browne
Ivan Browne, Duly Authorised Signatory

[Signature Page to NPG Northeast Subscription Agreement]

SCHEDULE 1
UNDERWRITING COMMITMENTS
The underwriting commitments of the Lead Managers in respect of the Notes shall be as follows:

Lead Manager	Underwriting Commitment
Barclays Bank PLC	£62,500,000
HSBC Bank plc	£62,500,000
Lloyds Bank Corporate Markets plc	£62,500,000
RBC Europe Limited	£62,500,000
Total	£250,000,000